FIRST CAPITAL, INC. REPORTS QUARTERLY RECORD EARNINGS

Corydon, Indiana—July 25, 2014.  First Capital, Inc. (NASDAQ:  FCAP - news), the holding company for First Harrison Bank (the “Bank”), today reported record net income of $1.5 million or $0.55 per diluted share for the quarter ended June 30, 2014, compared to $1.2 million or $0.43 per diluted share for the same period in 2013.

The increase in net income is primarily due to increases in net interest income after provision for loan losses and noninterest income.

Net interest income after provision for loan losses increased $387,000 for the quarter ended June 30, 2014 as compared to the quarter ended June 30, 2013. Interest income increased $109,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets increased from 4.43% for the three-month period ended June 30, 2013 to 4.49% for the same period in 2014.  Interest expense decreased $143,000 as the average cost of interest-bearing liabilities decreased from 0.50% to 0.35% when comparing the same two periods.  As a result, the interest-rate spread increased from 3.93% for the quarter ended June 30, 2013 to 4.14% for the same period in 2014.  The provision for loan losses decreased from $225,000 for the quarter ended June 30, 2013 to $90,000 for the quarter ended June 30, 2014 primarily due to a decrease in impaired loans and a decrease in net charge-offs from $182,000 during the quarter ended June 30, 2013 to $35,000 during the same period in 2014.

Noninterest income increased $99,000 for the three months ended June 30, 2014 as compared to the same period in 2013 primarily due to increases in commission income, service charges on deposit accounts and gains on the sale of securities.

Noninterest expenses increased $43,000 for the three months ended June 30, 2014 as compared to the three months ended June 30, 2013.  Compensation and benefits expense increased $112,000 when comparing the two periods primarily due to normal increases in salaries and benefits.  This was partially offset by decreases in other operating expenses of $65,000 and professional service fees of $49,000.  The decrease in other operating expenses was primarily due to decreased costs associated with the maintenance and disposal of property acquired through foreclosure.  The decrease in professional fees is primarily due to a compensation study and an evaluation of the Bank’s asset liability model, both of which occurred in 2013.

For the six months ended June 30, 2014, the Company reported net income of $2.8 million or $1.02 per diluted share compared to net income of $2.4 million or $0.86 per diluted share for the same period in 2013.

Net interest income after provision for loan losses increased $698,000 for the six months ended June 30, 2014 compared to the same period in 2013.  Interest income increased $35,000 when comparing the two periods, due to an increase in the average tax-equivalent yield on interest-earning assets from 4.44% for 2013 to 4.47% for 2014.  Interest expense decreased $303,000 as the average cost of interest-bearing liabilities decreased from 0.52% to 0.35% when comparing the same two periods and the average balance of the interest-bearing liabilities decreased from $348.1 million for the six months ended June 30, 2013 to $338.9 million for the same period in 2014.  The provision for loan losses decreased from $475,000 for the six months ended June 30, 2013 to $115,000 for the same period in 2014 as net charge offs decreased from $376,000 for the six months ended June 30, 2013 to a net recovery of $29,000 for the six months ended June 30, 2014.

Noninterest income decreased $84,000 for the six months ended June 30, 2014 as compared to the six months ended June 30, 2013.  The decrease was due to a $162,000 decrease in gains on the sale of loans.  This was primarily due to the overall slowdown in mortgage activity in the Bank’s primary lending market.

Noninterest expenses increased $20,000 for the six months ended June 30, 2014 as compared to the same period in 2013, primarily due to an increase in compensation and benefit expenses of $196,000 that was partially offset by a decrease in other operating expenses of $194,000.

Total assets as of June 30, 2014 were $459.5 million compared to $444.4 million at December 31, 2013.  Net loans receivable increased $9.5 million during the first six months of 2014.  Deposits also increased $12.9 million during the six months ended June 30, 2014.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $6.3 million and $7.6 million at June 30, 2014 and December 31, 2013, respectively.

At June 30, 2014, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Investment Centers of America, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
OPERATING DATA	2014	2013	2014	2013
(Dollars in thousands, except per share data)

Total interest income	$9,165	$9,130	$4,663	$4,554
Total interest expense	595	898	297	440
Net interest income	8,570	8,232	4,366	4,114
Provision for loan losses	115	475	90	225
Net interest income after provision for loan losses	8,455	7,757	4,276	3,889

Total non-interest income	2,266	2,350	1,287	1,188
Total non-interest expense	6,648	6,628	3,349	3,306
Income before income taxes	4,073	3,479	2,214	1,771
Income tax expense	1,251	1,068	692	557
Net income	$2,822	$2,411	$1,522	$1,214
Less net income attributable to the noncontrolling interest	7	7	4	4
Net income attributable to First Capital, Inc.	$2,815	$2,404	$1,518	$1,210

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$1.02	$0.86	$0.55	$0.43

Diluted	$1.02	$0.86	$0.55	$0.43

Weighted average common shares outstanding:
Basic	2,770,637	2,784,997	2,757,335	2,784,997

Diluted	2,770,637	2,784,997	2,757,335	2,784,997

OTHER FINANCIAL DATA

Cash dividends per share	$0.42	$0.40	$0.21	$0.20
Return on average assets (annualized)	1.24%	1.05%	1.33%	1.04%
Return on average equity (annualized)	10.34%	9.01%	11.06%	9.04%
Net interest margin	4.19%	4.02%	4.22%	4.01%
Interest rate spread	4.12%	3.92%	4.14%	3.93%
Net overhead expense as a percentage
of average assets (annualized)	2.94%	2.88%	2.93%	2.85%

	June 30,	December 31,
BALANCE SHEET INFORMATION	2014	2013

Cash and cash equivalents	$15,428	$11,136
Interest-bearing time deposits	5,900	4,425
Investment securities	107,262	108,771
Gross loans	303,063	293,428
Allowance for loan losses	5,066	4,922
Earning assets	421,995	407,211
Total assets	459,537	444,384
Deposits	386,753	373,830
FHLB debt	5,000	5,500
Repurchase agreements	10,617	9,310
Stockholders' equity, net of noncontrolling interest	55,142	53,227
Non-performing assets:
Nonaccrual loans	4,389	5,256
Accruing loans past due 90 days	70	227
Foreclosed real estate	49	466
Troubled debt restructurings on accrual status	1,815	1,662
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.66%	10.89%
Tier I - risk based	14.68%	14.86%
Total risk-based	15.93%	16.11%

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464